Exhibit 99.1

LifeMap Sciences, a Subsidiary of BioTime, Reports Its Databases Currently Utilized by an Estimated Two Million Unique Visitors Annually according to Google Analytics

- Company describes new product plans aimed at further monetizing these assets -

ALAMEDA, Calif.--(BUSINESS WIRE)--February 11, 2013--LifeMap Sciences, Inc., a subsidiary of BioTime, Inc. (NYSE MKT:BTX), announced today that according to Google Analytics, the Company’s databases have attracted over two million unique visitors in the previous 12 months. Since the announcement of the acquisition of Xennex in May 2012, LifeMap launched LifeMap Discovery™, a database resource for stem cell research, and MalaCards, a database with nearly 17,000 human disease entries. These assets, combined with GeneCards®, a compendium of human genes, provide an integrated database suite with diverse commercial opportunities in science and medicine. LifeMap Sciences holds the exclusive worldwide license to market GeneCards® and MalaCards from Yeda Research and Development Company Ltd., the commercial arm of the Weizmann Institute of Science. LifeMap Discovery™ is a database owned and developed by LifeMap Sciences. In this update, LifeMap describes the nature of its current users, and outlines for the first time its goals for 2013 in marketing products to this user base.

According to Google Analytics, the sites have generated more than 2,000,000 unique visitors with more than 13,000,000 page views in the past 12 months. LifeMap clients and partners include dozens of large, fee-paying pharmaceutical and biotechnology companies, as well as leading government patent offices, and its products are used free of charge by scientists at more than a thousand academic institutions worldwide.

LifeMap achievements since the last update include:

  Oct 2012 – Commercial launch of MalaCards
  Nov 2012 – Commercial launch of LifeMap Discovery™
  Nov 2012 – Release of GeneCards® version 1.09
  Nov 2012 – Launch of LifeMap BioReagents™ portal to market BioTime’s research products
  Nov 2012 – Signing of definitive agreement with ProSpec-Tany TechnoGene, a biotechnology company specializing in production of bacterial-derived recombinant proteins, through which LifeMap Sciences will be offering recombinant proteins, many of which are related to stem cell research
  Nov 2012 – Filing for patent protection of first intellectual property generated from LifeMap’s data-mining technology
  Dec 2012 – First shared publication with BioTime in the peer-reviewed journal Regenerative Medicine
  Jan 2013 – Publication in the peer-reviewed journal Bioinformatics of a research report describing a non-redundant compendium of human non-coding RNA, authored by GeneCards® scientists under the supervision of Professor Doron Lancet from the Department of Molecular Genetics at the Weizmann Institute of Science
  Feb 2013 – Release of MalaCards version 1.03

Key goals for 2013 include:

  Expansion of LifeMap Discovery™ to incorporate additional cell and tissue types and associated gene expression signatures
  Initiation of development of additional databases and services that will leverage significant and growing web traffic
  Submission of manuscripts to peer-reviewed scientific journals for publication
  Initiation of pay-per-view access to extensive microarray data on more than a 100 cultured somatic cell types and on approximately 100 PureStem™ cell lines under several thousand differentiation conditions and their relationship to the developing human
  Platform enhancement of GeneCards® to enable improved data update and data mining, and development of applications for integrating GeneCards® and MalaCards data with next-generation sequencing reports
  Addition of new products for stem cell researchers to the LifeMap BioReagents™ e-commerce portal
  Enhanced therapeutic discovery collaboration with BioTime and generation of several therapeutic product leads based on PureStem™ human stem-cell derived progenitors

“In recognition of the large and growing number of life sciences and medical professionals using our database suite, we plan to roll out a series of additional resources that will include subscription and pay-for-use products. We will continue our support of academic researchers with free products to meet their career and research needs,” said David Warshawsky, PhD, CEO of LifeMap. “By leveraging our leading resources and large user base, we look forward to realizing LifeMap’s potential for significant revenue growth.”

“We are witnessing the unification of the fields of genomics, cell biology, and medicine,” said Michael West, PhD, CEO of BioTime and Chief Scientific Officer of LifeMap. “As a result, professionals in one field increasingly require instant access to large amounts of data from the other fields. LifeMap is fulfilling BioTime’s strategic goals, on the one hand by generating near-term revenue to balance the longer-term nature of our cell-based therapies, and on the other by building foundational tools integral to the future of medicine.”

About LifeMap Sciences, Inc.

LifeMap Sciences’ (www.lifemapsc.com) core technology and business is based on its integrated database suite, the discovery platform for biomedical and stem-cell research. This platform includes GeneCards®, the leading human gene database; LifeMap Discovery™, the database of embryonic development, stem cell research and regenerative medicine; and MalaCards, the human disease database. LifeMap Sciences also markets PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.

In addition to database offerings, LifeMap Sciences is BioTime’s principal internet marketing subsidiary for research products, including PureStem™ human progenitor cell lines, GMP human embryonic stem (hES) cell lines, ESpan™ growth media for progenitor cell lines, and cell differentiation media for non-therapeutic uses, via its LifeMap BioReagents™ portal. LifeMap Sciences utilizes its databases as part of its online marketing strategy to reach life sciences researchers at biotech and pharmaceutical companies and at academic institutions and research hospitals worldwide.

In a therapeutic discovery collaboration with BioTime, LifeMap’s scientists utilize LifeMap’s proprietary platform, including LifeMap Discovery™, its stem cell database along with the GeneCards® and MalaCards integrated database suite, to aid in the development of BioTime’s proprietary PureStem™ human progenitor cell lines into products for the treatment of human diseases, especially degenerative diseases that might be treatable with cell replacement therapies. The LifeMap Discovery™ platform will be used to select the progenitor cell lines that are most likely to be useful in developing cell-based regenerative medicine therapies for a wide range of diseases.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. BioTime Acquisition Corporation is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents, and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be obtained at www.biotimeinc.com.

About the Weizmann Institute of Science and GeneCards

The Weizmann Institute of Science in Rehovot, Israel, is one of the world's top-ranking multidisciplinary research institutions. Noted for its wide-ranging exploration of the natural and exact sciences, the Institute is home to 3,000 scientists, postdoctoral fellows, Ph.D. and M.Sc. students, and scientific, technical and administrative staff. In addition, visiting scientists and their families – over 500 from 35 countries in 2010 are regularly hosted at the Institute. The Institute was founded in 1934 following a donation to Dr. Chaim Weizmann, a noted biochemist and biotechnologist, who envisioned the establishment of a world-class scientific research center in Israel, and later also became the first President of the State of Israel. Weizmann Institute’s Feinberg Graduate School was established in 1958, where about 1000 M.Sc. and Ph.D. students are enrolled in studies covering the Institute’s 18 departments, which are grouped into five faculties: Biochemistry, Biology, Chemistry, Physics, and Mathematics and Computer Science. The Institute’s technology transfer arm, Yeda Research and Development Co. was the first company of its kind in Israel, and is currently one of the most successful worldwide. Institute research efforts include the search for new ways of fighting disease and hunger, examining leading questions in mathematics and computer science, probing the physics of matter and the universe, creating novel materials and developing new strategies for protecting the environment. Particular excellence in bioinformatics and systems biology is manifested, among others, in the GeneCards project, initiated in 1996, under the leadership of Prof. Doron Lancet of the Dept. of Molecular Genetics, Head of the Crown Human Genome Center. A team of 10 led by Marilyn Safran continuously innovates and keeps GeneCards as a world-top human gene compendium, automatically mining and integrating 100 worldwide web resources.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
LifeMap Sciences, Inc.
Kenneth Elsner, COO
781- 826- 7719
ke@lifemapsc.com
or
BioTime, Inc.
Peter Garcia
Chief Financial Officer
510-521-3390, ext 367
pgarcia@biotimemail.com
or
Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com